HERBALIFE LTD.

INDEPENDENT DIRECTORS DEFERRED COMPENSATION AND STOCK UNIT PLAN

Amendment No. 1

Pursuant to Section 9 of the Herbalife Ltd. Independent Directors Deferred Compensation and Stock Unit Plan (the “Plan”), the Plan is hereby amended as follows, effective as of March 16, 2006:

1. Section 6(a) of the Plan is hereby deleted in its entirety and replace with the following:

“(a) Contributions to Deferral Accounts.

(i) Subject to Sections 6(a)(ii) and 6(a)(iii) of this Independent Directors Plan, an Independent Director may elect to defer and have credited to his or her Deferral Account for any calendar year up to one hundred percent (100%) of his or her Director’s Compensation (as defined below). In addition, pursuant to Section 5(e)(i) of this Independent Directors Plan, on each Grant Date the Stock Units awarded to an Independent Director pursuant to Section 5 of this Independent Directors Plan shall be automatically credited to the applicable Independent Director’s Deferral Account. For purposes of this Independent Directors Plan, the term “Director’s Compensation” means the amounts payable in cash to an Independent Director for a calendar year for the Independent Director’s service on the Board for such calendar year including, without limitation, annual retainer and meeting fees.

(ii) Independent Directors shall make their elections to defer all or a portion of their Director’s Compensation for a calendar year by December 1, but no later than December 31, immediately prior to the beginning of the calendar year in which the Director’s Compensation is to be earned, or not later than thirty (30) calendar days following notification of eligibility to participate for a partial calendar year (with respect to Director’s Compensation not yet earned). Any election pursuant to Section 6(a)(i) of this Independent Directors Plan shall be made by the Independent Director by completing and delivering to the Company an election form provided by the Company (a “Deferral Election Form”) for such calendar year no later than the last day of the next preceding calendar year, except with respect to a person who first becomes eligible to participate in this Independent Directors Plan during a calendar year, which Independent Director may make such elections within 30 days after first becoming eligible to participate in this Independent Directors Plan, and which elections shall apply only to amounts of Director’s Compensation paid for services to be performed after the date of such election.

(iii) All deferral elections shall be irrevocable for the calendar year in which they are in effect. Once made, an Independent Director’s deferral election shall remain in effect for all subsequent calendar years for which the Independent Director is an Independent Director unless and until the Independent Director increases, decreases, or terminates such election by submitting a new Deferral Election Form to the Company. Deferral election changes must be submitted to the Company no later than the last day of the calendar year next preceding the calendar year for which the change is to be effective.”

2. Section 6(b)(i) of the Plan is hereby deleted in its entirety and replace with the following:

“(i) Distribution Elections. Other with respect to Stock Units awarded on the Effective Date, no later than the December 31 of each calendar year, each Independent Director who is then eligible to receive an award of Stock Units pursuant to Section 5 of this Independent Directors Plan shall be required to complete and submit to the Committee an election on a form provided by the Company (a “Distribution Election Form”) as to the timing and form of distributions from his or her Deferral Account with respect to amounts attributable to (i) the Stock Units awarded on the next following Grant Date and (ii) any Director’s Compensation deferred pursuant to Section 6(a) of this Independent Directors Plan with respect to the next following calendar year. If no valid distribution election is made with respect to an award of Stock Units, the portion of the Participant’s Deferral Account that is attributable to such award shall be distributed, subject to Section 5(e)(iii) of this Independent Directors Plan, in the form of a lump sum payment on the third anniversary of the Grant Date of such award. If no valid distribution election is made with respect to Director’s Compensation deferred pursuant to Section 6(a) of this Independent Directors Plan, the portion of the Participant’s Deferral Account that is attributable to such amounts shall be distributed in the form of a lump sum payment on the third anniversary of the Grant Date of such award. ”

3. Section 6(b)(ii)(3) of the Plan is hereby deleted in its entirety and replace with the following:

“(3) Separate Annual Elections. Any desired In-Service Distribution must be separately elected for each Stock Unit award and for any Director’s Compensation deferred in any one calendar year. Thus, to elect a scheduled In-Service Distribution with respect to a specific year’s Stock Units and Director’s Compensation, a new Distribution Election Form must be submitted during the applicable election period. Once the applicable election period has passed, an In-Service Distribution may not be elected for that the portion of the Participant’s Deferral Account attributable to Stock Units awarded and Director’s Compensation earned in that year.”

4. Section 6(c)(i) of the Plan is hereby deleted in its entirety and replace with the following:

“(i) Participants’ Accounts. The Company shall establish and maintain an individual bookkeeping Deferral Account for each Participant. Each Deferral Account shall be credited with Stock Units in accordance with Section 6(a) of this Independent Directors Plan, generally within five (5) business days of the third anniversary of the applicable Grant Date, and as provided in Section 6(c)(ii). Each Deferral Account shall be credited with the value of any Director’s Compensation deferred in accordance with Section 6(a) of this Independent Directors Plan, generally within five (5) business days of the date on which such amounts would have otherwise been paid to the applicable Independent Director, and as provided in Section 6(c)(ii). Each Participant shall be fully vested in his or her Deferral Account at all times.”

Except as modified by this Amendment No. 1, the Plan shall remain unchanged and shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment No. 1 is approved and duly executed as of the day and year first written above by the undersigned authorized individual.

/s/ Gregory L. Probert
Gregory L. Probert
President & Chief Operating Officer